Exhibit 99.1

For more information, contact:

Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

FOR IMMEDIATE RELEASE

TRIMAS CORPORATION REPORTS RECORD THIRD QUARTER
SALES AND EARNINGS

BLOOMFIELD HILLS, Mich. — November 6, 2007 — TriMas Corporation (NYSE: TRS) today announced financial results for the quarter ended September 30, 2007. Sales and earnings performance for the quarter ended September 30, 2007 represented a third quarter record for the Company.

Third Quarter Highlights

•                  Sales for the third quarter were up 7.2% to $262.2 million, as compared to $244.6 million in the third quarter of 2006.

•                  Operating profit improved 6.1% to $27.3 million, as compared to $25.7 million in the third quarter of 2006.

•                  Adjusted EBITDA(1) from continuing operations for third quarter 2007 increased 8.4% to $37.1 million, as compared to $34.2 million in the third quarter of 2006.

•                  Income from continuing operations increased to $6.6 million, or $0.20 per share on a fully-diluted basis, as compared to a loss from continuing operations of $2.3 million, or $0.11 per share on a fully-diluted basis in third quarter 2006. The results from third quarter 2006 included a non-cash, after-tax charge of $5.4 million, or $0.26 per share, related to the Company’s successful refinancing of its bank debt.

“The third quarter of 2007 represents the eighth consecutive quarter of improved year-over-year operating performance,” said Grant Beard, TriMas’ President and Chief Executive Officer. “With 7.2% sales growth for the quarter, we are seeing the positive results of our growth strategies and our business model as a diversified industrial company. Industrial Specialties continued its strong performance as sales and operating profit increased 22.3% and 19.8%, respectively, compared to the year ago period as this segment benefited from product expansion and market share gains. We are also pleased with the quarterly performance of our RV & Trailer Products and Recreational Accessories business segments which increased both sales and operating profit against a back drop of weak end markets.”

Beard continued, “While we are feeling the impact of the recent challenges facing some of the end markets of our Packaging Systems and Energy Products business segments, we still firmly believe in the long-term growth prospects for these segments. We will continue to drive organic growth through new product development and international expansion initiatives, while continuing to focus on improving our operational efficiency.”

(1)            See Appendix I for reconciliation of Non-GAAP financial measure Adjusted EBITDA to the Company’s reported results of operations prepared in accordance with U.S. GAAP.

Third Quarter Financial Summary

	Three months ended		Nine months ended
	September 30,		September 30,
(unaudited - in thousands, except per share amounts)	2007	2006	2007	2006
Sales	$262,180	$244,590	$839,700	$797,260
Operating profit	$27,320	$25,740	$82,360	$85,360
Income (loss) from continuing operations	$6,580	$(2,260)	$11,780	$9,210
Loss from discontinued operations, net of income taxes	$—	$(10,870)	$(1,340)	$(16,240)
Net income (loss)	$6,580	$(13,130)	$10,440	$(7,030)
Adjusted EBITDA, continuing operations	$37,070	$34,210	$109,430	$112,040

Earnings (loss) per share - basic:
- Continuing operations	$0.20	$(0.11)	$0.44	$0.46
- Discontinued operations	—	(0.54)	(0.05)	(0.81)
- Net income (loss)	$0.20	$(0.65)	$0.39	$(0.35)
Weighted average common shares - basic	33,409,500	20,132,201	26,843,749	20,051,181

Earnings (loss) per share - diluted:
- Continuing operations	$0.20	$(0.11)	$0.44	$0.44
- Discontinued operations	—	(0.54)	(0.05)	(0.78)
- Net income (loss)	$0.20	$(0.65)	$0.39	$(0.34)
Weighted average common shares - diluted	33,457,027	20,132,201	26,859,766	20,759,973

Other Data - Continuing Operations:
- Depreciation and amortization	$10,920	$9,680	$30,380	$29,800
- Interest expense	$15,720	$19,370	$52,920	$59,320
- Debt extinguishment costs	$—	$8,610	$7,440	$8,610
- Other expense, net	$1,170	$1,200	$3,310	$3,120
- Income tax expense (benefit)	$3,850	$(1,180)	$6,910	$5,100
- Advisory Services Agreement termination fee	$—	$—	$10,000	$—
- Costs for early termination of operating leases	$—	$—	$4,230	$—

Third Quarter Segment Results

Packaging Systems - Sales decreased 3.1% primarily due to reduced sales of the core industrial closure products resulting from lower end market demand in portions of the industrial chemical, paint and construction markets. Overall, this product group’s margins exceed the margins of the tapes, laminates and consumer dispensing products, which experienced relatively flat sales in the quarter.  Operating profit declined due to the decrease in sales levels, increases in steel and resin costs not able to be recovered from customers and additional labor, overhead and selling costs associated with new product growth initiatives. The Company is focused on developing specialty product applications for growing end markets and expanding geographically to generate long-term growth, while recovering increases in raw material costs in the near-term.

Energy Products - Sales increased 4.8% due to continued strong growth of specialty gasket sales to the refinery and petrochemical industries. The increase in gasket sales was partially offset by a decline in the sales of compressor engines and repair parts resulting from the lower levels of natural gas drilling activity in Western Canada. Operating profit declined primarily due to the change in product sales mix, specifically volume declines in the engine and repair parts business. While the timing of the recovery of the natural gas market in Canada remains uncertain, the Company plans to continue to launch new products to complement its engine business, while expanding its gasket business internationally.

Industrial Specialties - Sales increased 22.3% due to continued strong market demand and product expansion in the Company’s aerospace fastener, industrial cylinder, defense and precision cutting tool businesses. The segment also benefited from the August 2007 acquisition of a medical device manufacturer.   Operating profit increased in line with revenue growth. The Company plans to leverage its successful growth strategies by continuing to develop specialty products for growing end markets and expand international sales efforts.

RV & Trailer Products - Sales increased 6.0% primarily due to new product sales in the electrical products business, partially offset by weak end market demand in the trailer products business. Operating profit improved due to the increased sales of electrical products and margin improvement in the Company’s Australian business. The Company’s focus is to continue to leverage strong brand positions for increased market share, cross-sell the product portfolio into all channels and expand internationally, while continuing to proactively manage costs and operational efficiency.

Recreational Accessories - Sales increased 7.4% due to the introduction of new programs and market share gains, despite a weak end market. Operating profit continued to improve as a result of full run-rate savings from sourcing initiatives and productivity improvements implemented throughout 2006. The Company plans to continue to increase market share in the United States and Canada and pursue new market opportunities in select international markets.

Financial Position

TriMas ended the quarter with total debt of $624.5 million and funding under receivables securitization of $44.3 million for a total of $668.8 million. Total debt and receivables securitization decreased by $85.4 million when compared to the year ago period, due primarily to the retirement of $100 million face value of senior subordinated notes with proceeds from the Company’s Initial Public Offering in the second quarter of 2007. TriMas ended the quarter with cash of $4.2 million and $112.5 million of availability under its existing revolving credit and receivables securitization facilities.

Acquisitions

On August 1, 2007, TriMas acquired DEW Technologies, Inc., a manufacturer of specialty, high-precision spinal and trauma implant products serving the orthopedic device industry. The addition of DEW Technologies provides the Company access to new markets and broadens its product portfolio into the medical industry, a market with significant growth opportunities. DEW Technologies operates as part of the Industrial Specialties business segment. On July 12, 2007, the Company also acquired the “Fifth Gear” product line from Quest Technologies LLC to complement the Recreational Accessories segment’s product portfolio, targeting the recreational vehicle market.

Manufacturing Consolidation

As previously announced on October 4, 2007, TriMas plans to close its Huntsville, Ontario, Canada plant that manufactures trailer hitches and related accessories for the automobile and light-duty truck aftermarket. The Huntsville plant operations, included in the Recreational Accessories business segment, will be phased out by December 2007 and consolidated into the Company’s Goshen, Indiana facility. This action, which was enabled by significant productivity gains at the Goshen facility, is expected to result in annual pre-tax savings of approximately $2 to $3 million. TriMas will record an estimated pre-tax charge of approximately $11 million, of which $10 million will be recognized in the fourth quarter of 2007, when management approved this action. The remaining amount will be recognized in 2008. Approximately $4 million of the fourth quarter 2007 charge will represent non-cash charges related to accelerated depreciation on property and equipment.

Outlook

In its August 2, 2007 second quarter earnings release, TriMas provided full year 2007 Adjusted EBITDA from continuing operations guidance of $148 million to $156 million, compared to $138 million in Adjusted EBITDA from continuing operations earned in 2006. This range excludes approximately $14 million of costs and expenses related to the use of IPO proceeds and the estimated fourth quarter charges associated with the Huntsville plant closure.

As a result of weakness in certain end markets, most notably the paint and construction industries, and continued low levels of natural gas drilling activity in Western Canada, the Company now expects to be at the low-end of the previously disclosed Adjusted EBITDA from continuing operations range of $148 million to $156 million.

The above outlook does not include the impact of any future unidentified restructuring charges and sales or acquisitions of operating assets that may occur from time to time due to management decisions and changing business circumstances. The outlook above also does not include the impact of any potential future non-cash impairment charges of goodwill, intangibles and fixed assets. The Company is currently unable to forecast the likelihood of occurrence, timing and/or magnitude of any such amounts or events. See also “Cautionary Notice Regarding Forward-looking Statements” on page 5 of this release.

Conference Call

TriMas will broadcast its third quarter earnings conference call today, Tuesday, November 6, 2007, at 11:00 a.m. EST. President and Chief Executive Officer Grant Beard and Chief Financial Officer E.R. “Skip” Autry will discuss the Company’s recent financial performance and respond to questions from the investment community. The visual presentation that will accompany the call will be available on the Company’s website at www.trimascorp.com prior to the call.

To participate by phone, please dial: (866) 261-3331. Participants should ask to be connected to the TriMas third quarter conference call (reservation number 1162282). The conference call will be web cast simultaneously on the Company’s website at www.trimascorp.com. A replay of the conference call will be available on TriMas’ website or by dialing (866) 837-8032 (reservation number 1162282) beginning November 6, 2007 at 2:00 p.m. EST through November 13, 2007 at 11:59 p.m. EST.

Cautionary Notice Regarding Forward-looking Statements

This release contains “forward-looking” statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business.  Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas’ outlook concerning future results.  When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions.  Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views.  However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements.  We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release.  The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.  We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries.  In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

About TriMas

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide.  TriMas is organized into five strategic business groups: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products, and Recreational Accessories.  TriMas has nearly 5,000 employees at 80 different facilities in 10 countries.  For more information, visit www.trimascorp.com.

TriMas Corporation
Consolidated Balance Sheet
(Unaudited — dollars in thousands)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$4,160	$3,600
Receivables, net	105,600	99,240
Inventories, net	180,390	165,360
Deferred income taxes	24,310	24,310
Prepaid expenses and other current assets	7,420	7,320
Assets of discontinued operations held for sale	—	11,770
Total current assets	321,880	311,600
Property and equipment, net	192,280	165,200
Goodwill	538,320	529,730
Other intangibles, net	228,720	240,120
Other assets	35,810	39,410
Total assets	$1,317,010	$1,286,060

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$10,190	$9,700
Accounts payable	111,890	100,070
Accrued liabilities	75,580	71,970
Liabilities of discontinued operations	—	23,530
Total current liabilities	197,660	205,270
Long-term debt	614,340	724,790
Deferred income taxes	90,560	89,940
Other long-term liabilities	40,110	33,280
Total liabilities	942,670	1,053,280
Preferred stock $0.01 par: Authorized 100,000,000 shares;
Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares;
Issued and outstanding: 33,409,500 and 20,759,500 shares at September 30, 2007 and December 31, 2006, respectively	330	210
Paid-in capital	525,750	399,070
Accumulated deficit	(204,900)	(215,220)
Accumulated other comprehensive income	53,160	48,720
Total shareholders’ equity	374,340	232,780
Total liabilities and shareholders’ equity	$1,317,010	$1,286,060

TriMas Corporation
Consolidated Statement of Operations
(Unaudited — dollars in thousands, except for share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$262,180	$244,590	$839,700	$797,260
Cost of sales	(190,380)	(177,690)	(607,310)	(581,960)
Gross profit	71,800	66,900	232,390	215,300
Selling, general and administrative expenses	(42,980)	(41,670)	(134,430)	(130,350)
Advisory services agreement termination fee	—	—	(10,000)	—
Costs for early termination of operating leases	—	—	(4,230)	—
Gain (loss) on dispositions of property and equipment	(1,500)	510	(1,370)	410
Operating profit	27,320	25,740	82,360	85,360
Other expense, net:
Interest expense	(15,720)	(19,370)	(52,920)	(59,320)
Debt extinguishment costs	—	(8,610)	(7,440)	(8,610)
Other, net	(1,170)	(1,200)	(3,310)	(3,120)
Other expense, net	(16,890)	(29,180)	(63,670)	(71,050)
Income (loss) from continuing operations before income tax benefit (expense)	10,430	(3,440)	18,690	14,310
Income tax benefit (expense)	(3,850)	1,180	(6,910)	(5,100)
Income (loss) from continuing operations	6,580	(2,260)	11,780	9,210
Loss from discontinued operations, net of income tax benefit (expense)	—	(10,870)	(1,340)	(16,240)
Net income (loss)	$6,580	$(13,130)	$10,440	$(7,030)

Earnings (loss) per share - basic:
Continuing operations	$0.20	$(0.11)	$0.44	$0.46
Discontinued operations, net of income tax benefit (expense)	—	(0.54)	(0.05)	(0.81)
Net income (loss) per share	$0.20	$(0.65)	$0.39	$(0.35)

Weighted average common shares - basic	33,409,500	20,132,201	26,843,749	20,051,181

Earnings (loss) per share - diluted:
Continuing operations	$0.20	$(0.11)	$0.44	$0.44
Discontinued operations, net of income tax benefit (expense)	—	(0.54)	(0.05)	(0.78)
Net income (loss) per share	$0.20	$(0.65)	$0.39	$(0.34)
Weighted average common shares - diluted	33,457,027	20,132,201	26,859,766	20,759,973

TriMas Corporation
Consolidated Statement of Cash Flows
(Unaudited — dollars in thousands)

	Nine months ended
	September 30,
	2007	2006
Net income (loss)	$10,440	$(7,030)
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of property and equipment	1,570	2,690
Impairment of assets	—	15,850
Depreciation	18,730	17,430
Amortization of intangible assets	11,650	12,390
Amortization of debt issue costs	4,580	11,590
Deferred income taxes	700	(700)
Non-cash compensation expense	340	1,270
Net proceeds from (reductions in) sale of receivables and receivables securitization	28,610	(2,360)
Increase in receivables	(30,970)	(7,090)
Increase in inventories	(10,790)	(6,440)
(Increase) decrease in prepaid expenses and other assets	2,320	(360)
Increase (decrease) in accounts payable and accrued liabilities	8,090	(10,690)
Other, net	1,610	(90)
Net cash provided by operating activities, net of acquisition impact	46,880	26,460

Cash Flows from Investing Activities:
Capital expenditures	(22,520)	(16,440)
Acquisition of leased assets	(29,960)	(3,140)
Acquisition of businesses, net of cash acquired	(13,540)	—
Net proceeds from disposition of businesses and other assets	6,150	980
Net cash used for investing activities	(59,870)	(18,600)

Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company’s initial public offering, net of issuance costs	126,460	—
Repayments of borrowings on senior credit facilities	(2,600)	(2,130)
Repayments of borrowings on term loan facilities	—	(254,960)
Proceeds from term loan facilities	—	260,000
Proceeds from borrowings on revolving credit facilities	399,580	576,960
Repayments of borrowings on revolving credit facilities	(409,890)	(585,420)
Debt issuance costs	—	(2,160)
Retirement of senior subordinated notes	(100,000)	—
Net cash provided by (used for) financing activities	13,550	(7,710)

Cash and Cash Equivalents:
Increase for the period	560	150
At beginning of period	3,600	3,730
At end of period	$4,160	$3,880
Supplemental disclosure of cash flow information:
Cash paid for interest	$40,880	$42,170
Cash paid for taxes	$6,840	$9,020

TriMas Corporation

Company and Business Segment Financial Information
Continuing Operations

	Three months ended		Nine months ended
(unaudited - dollars in thousands)	September 30,		September 30,
	2007	2006	2007	2006
Packaging Systems
Net sales	$51,770	$53,410	$162,220	$158,450
Operating profit	$8,110	$9,940	$27,930	$27,970
Operating profit as a % of sales	15.7%	18.6%	17.2%	17.7%

Energy Products
Net sales	$40,330	$38,500	$122,930	$117,170
Operating profit	$4,860	$5,810	$16,930	$17,280
Operating profit as a % of sales	12.1%	15.1%	13.8%	14.7%

Industrial Specialties
Net sales	$54,560	$44,600	$163,410	$136,110
Operating profit	$11,860	$9,900	$36,770	$28,170
Operating profit as a % of sales	21.7%	22.2%	22.5%	20.7%

RV & Trailer Products
Net sales	$45,940	$43,320	$152,420	$150,660
Operating profit	$4,270	$2,920	$16,740	$17,560
Operating profit as a % of sales	9.3%	6.7%	11.0%	11.7%

Recreational Accessories
Net sales	$69,580	$64,760	$238,720	$234,870
Operating profit	$4,920	$3,910	$17,420	$14,270
Operating profit as a % of sales	7.1%	6.0%	7.3%	6.1%

Total Company
Net sales	$262,180	$244,590	$839,700	$797,260
Operating profit	$27,320	$25,740	$82,360	$85,360
Operating profit as a % of sales	10.4%	10.5%	9.8%	10.7%
Corporate expenses and management fees	$6,700	$6,740	$33,430	$19,890

Other Data:
- Depreciation and amortization	$10,920	$9,680	$30,380	$29,800
- Interest expense	$15,720	$19,370	$52,920	$59,320
- Debt extinguishment costs	$—	$8,610	$7,440	$8,610
- Other expense, net	$1,170	$1,200	$3,310	$3,120
- Income tax expense (benefit)	$3,850	$(1,180)	$6,910	$5,100
- Advisory Services Agreement termination fee	$—	$—	$10,000	$—
- Costs for early termination of operating leases	$—	$—	$4,230	$—

Appendix I

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA (1)

(Unaudited — dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income (loss)	$6,580	$(13,130)	$10,440	$(7,030)
Income tax expense (benefit)	3,850	(8,350)	6,960	(5,720)
Interest expense	15,720	19,370	52,920	59,350
Debt extinguishment costs	—	8,610	7,440	8,610
Impairment of assets	—	15,850	—	15,850
Depreciation and amortization	10,920	9,680	30,380	29,820

Adjusted EBITDA, total company	37,070	32,030	108,140	100,880
Negative Adjusted EBITDA, discontinued operations	—	2,180	1,290	11,160
Adjusted EBITDA, continuing operations	$37,070	$34,210	$109,430	$112,040

The following represents certain costs and expenses relating to our use of IPO proceeds that are included in the determination of net income (loss) under GAAP and are not added back to net income in determining Adjusted EBITDA, but that we would consider in evaluating the quality of our Adjusted EBITDA.

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Costs and expenses related to use of IPO Proceeds:
Advisory Services Agreement termination fee	$—	$—	$10,000	$—
Costs for early termination of operating leases	—	—	4,230	—
Total	$—	$—	$14,230	$—

(1)          The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses.  In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes.  However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance.  The definition of Adjusted EBITDA used here may differ from that used by other companies.

Appendix II

TriMas Corporation

Impact of Costs and Expenses Related to Use of IPO Proceeds

(Unaudited)

			Earnings
	Operating		Per Share	Adjusted
(dollars in thousands, except for share amounts)	Income	Income (2)	Diluted (3)	EBITDA(4)

As reported(1) - Nine months ended September 30, 2007	$82,360	$11,780	$0.44	$109,430

Costs and expenses related to use of IPO proceeds that have reduced our results as reported under U.S. GAAP (5):
Advisory Services Agreement termination fee	$10,000	$6,300	$0.24	$10,000
Costs for early termination of operating leases	4,230	2,660	0.10	4,230
Debt extinguishment costs	—	4,690	0.17	—
Total	$14,230	$13,650	$0.51	$14,230

(1)          Operating Income, Income, Earnings Per Share - Diluted and Adjusted EBITDA, all from continuing operations.

(2)          Impact of costs and expenses related to the use of IPO proceeds, tax-effected at 37%.

(3)          Per share impacts of costs and expenses related to the use of IPO proceeds based on diluted shares outstanding of 26,859,766 for the nine months ended September 30, 2007.

(4)          The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses.  In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes.  However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance.  The definition of Adjusted EBITDA used here may differ from that used by other companies.

(5)          Represents certain costs and expenses relating to our use of IPO proceeds that are included in the determination of net income, earnings per share and operating income under U.S. GAAP and are not added back to net income in determining Adjusted EBITDA, but that we would consider in evaluating the quality of our Adjusted EBITDA and underlying financial results under U.S. GAAP.